Exhibit 10.47

EMPLOYMENT AGREEMENT

                This agreement (the “Agreement”) between Tier technologies inc., a California corporation (the “Company”) and Marty V. Joyce Jr. (the “Employee”), is entered into as of October 7, 2002 (the “Effective Date”).  Those capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given to such terms in the Agreement

Agreement

                In consideration of the mutual benefits derived from this Agreement and of the agreements, covenants and provisions hereof, the parties hereto agree as follows:

A.            AT-WILL EMPLOYMENT.  The Company employs Employee as of Effective Date in the capacity of Senior Vice President and General Manager, Commercial Services Strategic Business Unit (SBU), reporting to Mr. James R. Weaver, President or his designee.  Employee will be based at Company’s offices in Boston, Massachusetts.  Employee agrees to undertake such business travel as is customary to such position, and as shall from time to time be requested of him by the Company. The parties agree that employment at the Company is at will and may be terminated by either the Company or Employee at any time with or without Cause and with or without notice.  Employee acknowledges that Employee has no right to be employed for a specific term and no right to insist on specific grounds for termination.  Employee acknowledges and agrees that the at will nature of this Agreement extends to all employment decisions and that any change in the terms and conditions of employment, including without limitation work assignments, production standards, job responsibilities, compensation and promotions, shall be at the Company’s sole discretion.

1.                                      COMPENSATION AND BENEFITS

1.1          Base Salary.  In consideration of and as compensation for the services to be performed by the Employee hereunder, the Company shall pay the Employee a base salary (the “Base Salary”) of not less than $300,000 per year, payable semi-monthly in arrears in accordance with the Company’s regular payroll practices.

1.2            Incentive Compensation.  At the Company’s sole discretion, Employee may be eligible to receive additional discretionary incentive compensation of up to 50% of base salary per year based upon annual performance targets set for both the Commercial Strategic Business Unit and the Company. Annual incentive compensation eligibility will be based upon the Company’s fiscal year beginning October 1, 2002.

1.3          Options.  In addition, subject to approval by the Compensation Committee of the Tier Board of Directors, the Employee will be granted stock options for 100,000 shares, which are subject to the provisions of the Tier Equity Incentive Plan.  Options are typically granted during the first week of the calendar quarter following the Effective Date of your employment and are priced by the Compensation Committee of the Board of Directors according to the market price at the time of grant.  Options vest over five years with 20% of the total grant vesting after completion of each 12-month period from the original date of grant.  Option grant and related documents are sent to each new employee within 30 days following the date of the grant.

Upon a Change of Control event, as defined in Section 1.2, the vesting of these options shall accelerate.

1.4          “Change in Control” means

(a)           a sale or other disposition of all or substantially all of the assets of the Company;

(b)           a merger or consolidation in which the Company is not the surviving entity and in which the shareholders of the Company immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction;

(c)           a reverse merger in which the Company is the surviving entity but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the shareholders of the Company immediately prior to such merger own less than fifty percent (50%) of the Company’s voting power immediately after the transaction;

any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged.

1.5          Participation in Benefit Plans.  The Employee shall be entitled to participate in any pension plans, profit-sharing plans and group insurance, medical, hospitalization, disability and other benefit plans maintained by the Company from time to time, as such are generally applicable to employees of the Company and to the extent Employee is eligible under the general provisions thereof.

1.6          Reimbursement of Expenses.  The Company shall reimburse the Employee for all business expenses, including, without limitation, travel, entertainment and similar expenses, incurred by the Employee on behalf of the Company if such expenses are ordinary and necessary business expenses incurred on behalf of the Company pursuant to standard expense reimbursement policy.  The Employee shall timely provide the Company with such itemized accounts, receipts or documentation for such expenses as are required under the Company’s policy regarding the reimbursement of such expenses.

In addition, the Employee will be entitled to either the reimbursement of parking expenses at the Boston office location or provided with Company paid parking facilities, as appropriate.

1.7          Vacation and Personal Leave.  The Employee shall be entitled to four (4) weeks of vacation per annum, pro-rated in the year of hire and terminated and accrued on a semi-monthly basis. The Employee shall also be entitled to other paid personal leave in accordance with The Company’s policy.

2.                                      TERMINATION

2.1          Termination.

(a)           Termination for Cause.  The Company may terminate Employee’s employment under this Agreement, in its sole discretion, “for Cause.”  Grounds for the Company to terminate this Agreement “for Cause” shall be limited to the occurrence of any of the following events:

(i)            the Employee’s failure to substantially perform Employee’s duties with the Company in good faith (provided in the case of illness, injury or disability that the Company has provided reasonable accommodation under applicable disabilities laws), after a demand for substantial performance is delivered to Employee by the Company which identifies, in reasonable detail, the manner in which the Company believes that the Employee has not substantially performed Employee’s duties in good faith and such Employee has not, in the sole discretion of the Company, improved the performance of Employee’s duties during a period of fourteen (14) days from such demand for substantial performance;

(ii)           the Employee’s commission of any act which detrimentally affects the Company, including, without limitation, an act of dishonesty, fraud, willful disobedience, gross misconduct ,breach of duty, intentional destruction or theft of Tier property, material violation of Tier policies or falsification of Tier documents;

(iii)         the Employee’s commission of any act in contravention of Employee’s undertakings contained in Section 3 hereof; or

(iv)          the Employee’s conviction of a felony or a misdemeanor involving dishonesty or moral turpitude.

(b)           Termination Without Cause.  The Company may terminate Employee’s employment under this Agreement without Cause or notice at any time.

(c)           Notice of Termination.  Any purported termination of employment by the Company or by the Employee shall be communicated by written notice of termination to the other party hereto in accordance with Section 4.1 hereof.  Any notice of termination of employment given hereunder shall effect termination as of the date specified in such notice, or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 4.1 hereof.

(d)           Effect of Termination.

(i)            Upon the termination of the Employee’s employment as a result of Employee’s disability, the Employee shall be entitled to receive for an additional thirty (30) days after the date of such termination, Employee’s Base Salary in effect at the time of termination and any and all benefits to which Employee is entitled on the date of such termination under the Company’s pension, life, disability, accident and health and other benefit plans in accordance with the provisions of such plans.

(ii)           Upon termination of the Employee’s employment as a result of Employee’s death, the Employee’s heirs, devisees, executors or other legal representatives shall receive for an additional thirty (30) days from the date of death, Employee’s Base Salary in effect at the time of death.

(iii)         If the Employee’s employment hereunder shall be terminated by the Company without Cause, or if the Employee terminates his employment for “Good Reason” (Good Reason being solely defined as the Company reducing the Employee’s Base Pay as of the Effective Date of this Agreement by more than 5% without the Employee’s consent or the Company requiring the Employee to relocate to a location greater than 50 miles from the greater Boston metropolitan area without the Employee’s consent), then, and only then, shall the Employee shall be entitled to the Employee’s Base Salary and accrued and unused vacation earned through the date of termination, subject to standard deductions and withholdings, and upon the Employee’s furnishing to the Company an executed waiver and release of claims, in the form of which is attached hereto as Exhibit A, the Employee shall also be entitled to continuation of the Employee’s Base Salary in effect at the time of termination for a period of six (6) months (the “Severance Period”), subject to Company standard payroll schedule, deductions and withholdings. Where termination of employment occurs as a result of a Change of Company Control, Employee will only be entitled to continuation of base salary for the Severance Period where Employee provides transition services for a period of one year at the request of the Buyer, where such transition services will be compensated at the same level as Mr. Joyce’s total compensation for the previous 12 month period. If such transition services are requested by Buyer, Buyer shall pay Employee for transition services at Employee’s current Base Salary immediately prior to the Change of Control date.  Such payment by Buyer shall not reduce the amount of the Severance payment under this Section.  In addition pursuant to this Section, if Employee elects continued coverage under federal COBRA law, the Company shall pay the premiums of Employee’s group health insurance coverage, including coverage for Employee’s eligible dependents, for a maximum period of six (6) months following such termination; provided, however, that:  (i) the Company shall pay premiums for Employee’s eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the termination; and (ii) the Company’s obligation to pay such premiums shall cease immediately upon the date Employee becomes covered under any other group health plan (as an employee or otherwise).

(iv)          If the Employee’s employment hereunder shall be terminated by the Company for Cause or by the Employee by resignation for other than Good Reason, the Company shall have no further obligation to the Employee under this Agreement other than accrued Base Salary and other accrued benefits required by law, prorated to the date of termination.

3.                                      NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY

3.1          Non-Competition.  For the period of one year (1) from the date of termination of Employee’s employment, the Employee shall not, directly or indirectly:

(a)           carry on or engage in with any Person engaged in, in any territory in which the Continuing Business is carried on during Employee’s employment, any activity that is in competition with the Continuing Business; or

(b)           do or say anything which is harmful to the reputation of the Continuing Business or which may lead any person to cease to deal with the Continuing Business on substantially equivalent terms to those previously offered or at all; or

(c)           seek to contract with or engage any person who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services which will be competitive with the Continuing Business.

3.2          Non-solicitation.  For the period of one (1) year from the date of termination of Employee’s employment, the Employee shall not, directly or indirectly:

(a)           employ or solicit for employment any person whom Employee knows to be an employee of the Company or any subsidiary of the Company or induce or attempt to induce any such person to terminate his or her employment with the Company or such subsidiary; or

(b)           seek in competition with the Company to procure orders from or do business with or procure directly or indirectly any other person to procure orders from or do business with any person who has been a customer of the Company during the time the Employee has been employed by the Company and the two year period preceding his employment.

3.3          Confidential Information.

(a)           The Employee acknowledges that the Confidential Information (as hereinafter defined) of the Company is valuable, special and unique to the Continuing Business, and that such Continuing Business depends on such Confidential Information; and that the Company wishes to protect such Confidential Information by keeping it confidential for the use and benefit of the Company.  Based on the foregoing, the Employee undertakes:

(i)            to keep any and all Confidential Information in trust for the use and benefit of the Company;

(ii)           except as required by the Employee’s duties hereunder or as may be authorized in writing by the Company, not at any time during and for a period of one (1) year after termination of Employee’s employment with the Company, to disclose or use, directly or indirectly, any Confidential Information of the Company;

(iii)         to take all reasonable steps necessary, or reasonably requested by the Company, to ensure that all Confidential Information of the Company is kept confidential for the use and benefit of the Company; and

(iv)          upon termination of Employee’s employment with the Company or at any other time the Company may in writing so request, to promptly deliver to the Company all materials constituting Confidential Information (including all copies thereof) that are in Employee’s possession or under Employee’s control.  Further, the Employee undertakes that, if requested by the Company, Employee shall return any Confidential Information pursuant to this subsection and shall not make or retain any copy of or extract from such materials.

(b)           For purposes of this Section, “Confidential Information” means any and all information developed by or for the Company of which the Employee gained knowledge by reason of Employee’s employment with the Company under this A known in the industry in which the Company is or may become engaged.  Confidential Information includes, but is not limited to, any and all information developed by or for the Company or customers of the Company, concerning plans, marketing and sales methods, materials, processes, business forms, procedures, devices used by the Company or contractors or customers with which the Company has dealt, plans for development of new products, services and expansion into new areas or markets, internal operations and any trade secrets and proprietary information of any type owned by the Company together with all written, graphic and other materials relating to all or any part of the same.

(c)           Employee agrees that as a condition of employment Employee will execute and abide by the Company’s Nondisclosure and Proprietary/Confidential Information Agreement (the “Confidentiality Agreement”), attached hereto as Exhibit B. To the extent the Confidentiality Agreement conflicts with or is inconsistent with this Agreement, this Agreement shall control.

3.4          Remedies.

(a)           Injunctive Relief.  Employee acknowledges and agrees that the covenants and obligations contained in Sections 3.1, 3.2 and 3.3 hereof relate to special, unique and extraordinary matters and that a violation of any of the terms of said Sections will cause the Company irreparable injury for which adequate remedy at law is not available.  Therefore, Employee agrees that the Company shall be entitled to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction, restraining the Employee from committing any violation of such covenants and obligations.

(b)           Remedies Cumulative.  The Company’s rights and remedies in respect of this Section are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

4.                                      MISCELLANEOUS

4.1          Notices.  Any written notice, required or permitted under this Agreement, shall be deemed sufficiently given if either hand delivered or by fax (with written confirmation of receipt) or nationally recognized overnight courier.  Written notices must be delivered to the receiving party at its address or facsimile number on the signature page of this Agreement.  The parties may change the address or facsimile number at which written notices are to be received in accordance with this Section.

4.2          Prevailing Party.  If any litigation is commenced between the parties hereto concerning this Agreement or their respective rights, duties and obligations hereunder, the party prevailing in that litigation shall be entitled to reasonable attorney’s fees, to be fixed by the court as part of the costs of the litigation or established in a separate action brought to recover those fees, in addition to any other relief that may be granted.

4.3          Assignment. The Employee may not assign, transfer or delegate his rights or obligations hereunder, and any attempt to do so shall be void.  This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

4.4          Entire Agreement.  This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and all other prior agreements, written or oral, are hereby merged herein and are of no further force or effect.  This Agreement may be modified or amended only by a written agreement that is signed by the Company and the Employee.  No waiver of any section or provision of this Agreement shall be valid unless such waiver is in writing and signed by the party against whom enforcement of the waiver is sought.  The waiver by the Company of any section or provision of this Agreement shall not apply to any subsequent breach of this Agreement.  Captions to the various Sections of this Agreement are for the convenience of the parties only and shall not affect the meaning or interpretation of this agreement.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but together they shall constitute one and the same instrument.

4.5          Severability.  The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal valid and binding.  If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

4.6          Continuing Obligations.  The provisions contained in Sections 2.1(d), 3, 4.2, 4.6 and 4.7 of this Agreement shall continue and survive the termination of this Agreement.

4.7          Applicable Law.  This Agreement and the rights and obligations of the Company and the Employee hereunder shall be governed by and construed and enforced under the laws of the Massachusetts, without reference to any principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Tier Technologies, Inc.

By:	/s/ James R. Weaver
	Print Name:	James R. Weaver
	Title:	President

/s/ Martin V. Joyce
[Employee]

Address:
Fax Number:

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 2.1(d)(iii) of the Employment Agreement dated (Month) __ 2002, to which this form is attached, I, ________, hereby furnish Tier Technologies, Inc (“the Company”), with the following release and waiver (the “Release and Waiver”).

I hereby release, and forever discharge the Companies, its officers, directors, agents, employees, stockholders, successors, assigns, affiliates, parent, subsidiaries, and benefit plans, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date with respect to any claims, including but not limited to those claims relating to my employment and the termination of my employment; including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under any local statute governing discrimination, and the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code or any comparable statute under any other state, which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Companies.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an employee of the Companies.  I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the Release and Waiver granted herein does not relate to claims which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and if I am over 40 years of age upon execution of this Release and Waiver: (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

Date:	By:
Print Name:

EXHIBIT B

NONDISCLOSURE and PROPRIETARY/CONFIDENTIAL

INFORMATION AGREEMENT

1.             Introduction:

This is an agreement between the employee named below, hereafter referred to as Employee, in which the Employee agrees not to disclose trade secrets or other Confidential Information belonging to TIER, hereafter referred to as TIER, and in which Employee further agrees not to compete with TIER, as described below.

2.             Agreement:

In consideration of Employee’s association with TIER, Employee agrees to keep all Confidential Information, as described below, including but not limited to all trade secrets and/or confidential or proprietary information of TIER (and of its customers, suppliers, and other third parties who entrust confidential information to TIER) in strict confidence and to take all reasonable precautions against accidental disclosure of the same.  This agreement encompasses all Confidential Information and TIER trade secrets known to Employee as well as Confidential Information and/or trade secrets known to Employee during his/her tenure with TIER.  In addition, Employee agrees that he/she will not use the Confidential Information or trade secrets of TIER, either directly or indirectly, for any purposes except for the performance of the Employee responsibilities in furtherance of TIER’s business, unless otherwise expressly authorized in writing in advance.

3.             Confidential Information and Proprietary Rights:

“Confidential Information” is any information, process, idea, or know-how that is not generally known in the industry; that TIER considers confidential; that gives TIER a competitive advantage; or that affects or relates to TIER, its business, or its methods of operation, or which is confidential information of third–party customers, contractors, or other parties and which is in the possession of TIER.  Examples of Confidential Information include, but are not limited to, the following:

•               Computer program listing, source code, and object code.

•                                            Customer lists, marketing information, financial information, business strategies, project information, price lists, cost information, business forms, and financial records.

•                                            Product design, contents, formulas, packaging, marketing, or anything related to the unique character or products or TIER’s business.

Employee understands that the above list is intended to be illustrative rather than comprehensive, and that other Confidential Information covered by the Agreement may currently exist or arise in the future.  In the event that Employee is not sure whether certain information is Confidential Information within the scope of this Agreement, Employee will treat that information as confidential unless informed in writing by TIER to the contrary.  In the event of any dispute  relating to use or disclosure of  Confidential Information, Employee agrees that he/she shall have the burden of proof in establishing that the information was not confidential or that its disclosure was authorized.  Employee understands and hereby agrees that any misappropriation, disclosure, or misuse of Confidential Information as provided in this Agreement would cause irreparable harm to TIER and to TIER’s business.  Employee agrees to surrender to TIER all notes, records, and documentation in any form that was supplied to Employee by TIER or was used, created, or controlled by Employee during his/her association with TIER upon request by TIER, and in any event upon termination of Employee’s association with TIER.  The materials to be surrendered include all materials whether in written or machine-readable form.  Employee agrees that he/she shall not, by virtue of his/her association with TIER, acquire any rights in any Confidential Information, good will, or other asset or property of TIER, whether tangible or intangible, and whether or not created by Employee.  If any such rights become vested in Employee by operation of laws or otherwise, Employee agrees to assign the same to TIER without further consideration immediately upon TIER’s request.

Employee understands and agrees a) that any and all of his/her work product created, or in the process of being created, during hours Employee is performing services for TIER and/or any and all of his/her work product created or in the process of being created outside hours Employee is performing services for TIER, but which are related to Confidential Information of TIER, defined above, is and shall remain the property of TIER, b) that all proprietary rights therein shall be held by TIER, and c) that Employee shall assist in all reasonable efforts to protect such rights for TIER, to transfer such rights to TIER, and to verify that such rights are owned by TIER.

Confidential Information shall not be deemed to include the following:  (i) information that becomes available to the public other than through breach of this Agreement; or (ii) information that is lawfully received by Employee from a third party without misappropriation or breach of this Agreement.

4.             Remedies:

TIER shall have all rights and remedies under the Uniform Trade Secret Act (California Civil Code Section 3426 et seq.) and Business & Professions Code Section 17200 et seq., in addition to all other rights, damages, and remedies that the law and/or equity may provide.  TIER’s customers, clients, and other third parties who have entrusted TIER with Confidential Information are intended third–party beneficiaries of this Agreement, and may enforce it for their benefit.

5.             Attorneys’ Fees:

If any arbitration or other action arises relating to this Agreement, the prevailing party shall be entitled to recover all costs, expenses, and reasonable attorneys’ fees incurred, specifically including expert witness fees.

6.             Duration and Effect:

This Agreement is considered by both parties to be a binding contract, and shall remain in effect throughout the period of association between Employee and TIER and for one (1) year following the termination of association, except that the obligations set forth in Paragraph 2 shall survive termination of this Agreement.  Should any provision of this Agreement be held to be invalid, void, or unenforceable, the remaining provisions of this Agreement shall be unaffected and shall continue in full force and effect, and such invalid, void, or unenforceable provisions shall be deemed not to be a part of this Agreement.  If any court or other decision-making body determines that the term or area of any covenant herein is too long or too broad to be enforceable, the term and/or area shall be automatically amended to come within a reasonable and enforceable term and/or area.

7.             Applicable Law:

This Agreement shall be construed under the law of the District of Columbia, without giving any effect to conflict of law principles.

                Execution:

This Agreement is executed this ____ day of ___________________ .

                                                                                month/year

Employee Signature	Date

Marty Joyce

Please PRINT name here